Pricing Supplement No.   16        Rule 424 (b) (2)
DATED:    10/20/95         Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION*
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note  [  ] 6.72 %     Fixed Rate Note [x]
Global Security:    [x]  Yes        [  ] No
Principal Amount:   $6,500,000
Settlement Date:    10/25/95       Maturity Date: 10/25/05
Interest Accrual Date:   10/25/95

New Maturity Date(s): N/A               Notice of Renewal Date(s): N/A

Issue Price:   100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations ( if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period: Semi-Annually
Interest Payment Dates:  6/1,  12/1

(Only applicable to Floating Rate Notes)
Initial Interest Rate:

Index Maturity:
Base Rate(s):
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [  ] LIBOR Telerate
Index Currency:
Interest Reset Period:
Interest Reset Dates:
Spread (plus or minus):
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:

Original Issue Discount Note:
[  ] Yes       [x] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:    10/20/95
Name of Agent: Goldman, Sachs & Co.
Agent's Discount or Commission:     $30,875
Net Proceeds to Company:         $6,469,125

[X] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of

     [X]  100% of Principal
     [ ]  ___  % of Principal

[ ] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:

     [  ] a fixed initial public offering price of
          100  % of the Principal Amount
     [  ] a fixed initial public offering price of
          ___  % of the Principal Amount
     [ ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QAR5

Additional Terms: